Exhibit 99.1
PRESS RELEASE
For immediate release
TRICO MARINE GROUP APPOINTS NEW CHAIRMAN, PRESIDENT
AND INTERIM CHIEF EXECUTIVE OFFICER
THE WOODLANDS, Texas, May 29, 2010 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA) (the “Company” or “Trico”) today announced the appointment of Richard A. Bachmann as Chairman of the Board of Directors and interim Chief Executive Officer of the Company. The Company also announced the appointment of Rishi A. Varma as President of the Company in addition to his current role as Chief Operating Officer. The respective appointments replace Joseph S. Compofelice as the Company’s Chairman, President and Chief Executive Officer.
Mr. Bachmann has served as a director of the Board of Directors of the Company since 2005 and, prior to this appointment, served as the lead director and Chairman of the Board’s Nominating and Governance Committee. In February 1998, Mr. Bachmann founded Energy Partners, Limited, an independent exploration and production company focused on deep water of the Gulf of Mexico and the continental shelf, and served as its Chairman and Chief Executive Officer from February 1998 until March 2009.
Mr. Varma joined Trico in May 2005 as Trico’s General Counsel, Corporate Secretary and Director of Corporate Governance, and has since held positions of increasing responsibility. Mr. Varma became a Vice President in June 2006 and was appointed Chief Administrative Officer in March 2007. He was appointed to Senior Vice President and Chief Operating Officer in December 2009. From February 2003 until April 2005, Mr. Varma was Securities Counsel and Director of Corporate Governance with EGL, Inc., an international logistics company. From February 2000 to May 2002, Mr. Varma was an associate in the Business and Technology group of the law firm of Brobeck, Phleger and Harrison, L.P. From August 1997 until January 2000, Mr. Varma was an associate in the corporate department of the law firm of Rosenman & Colin, LLP.
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
The Trico Marine Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5229
Certain statements in this press release that are not historical fact may be “forward-looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report

Contact:	Trico Marine Services, Inc. Geoff Jones, Senior Vice President, Chief Financial and Administrative Officer (713) 780-9926